Exhibit 99.1

First Busey Announces Third Quarter 2009 Loss, Goodwill Impairment, Pre-provision Profit and Dividend Payment

Message from our President & CEO

Champaign, IL - First Busey Corporation’s (Nasdaq: BUSE) consolidated net loss for the quarter ended September 30, 2009 was $283.7 million, or $7.92 per fully-diluted common share, compared to net income of $8.8 million, or $0.25 per fully-diluted common share, for the quarter ended September 30, 2008. On a year-to-date basis, consolidated net loss was $298.6 million, or $8.34 per fully-diluted share in 2009 as compared to net income of $23.4 million, or $0.65 per fully-diluted share in 2008.   The quarterly net loss was primarily due to a goodwill impairment charge and an increased provision for loans losses, which were anticipated and disclosed during our September 2009 capital raise.

The goodwill impairment charge of $208.2 million, which is the full amount of goodwill attributable to our banking operations, is a reflection of the reduction in the market value of the Company. The goodwill impairment charge does not affect tangible capital, regulatory capital, cash flows or liquidity.  The net loss excluding the goodwill impairment charge was $75.5 million and $90.5 million for the quarter and year-to-date periods ended September 30, 2009, respectively.

We recorded $140.0 million in provision for loan losses in the third quarter of 2009 as compared to $8.0 million in the same period of 2008.  The $140.0 million provision for loan losses was $15.0 million higher than initially anticipated once the quarter ending allowance estimate was finalized.  Our year-to-date provision for loan losses was $197.5 million, as compared to $22.5 million in 2008.  Following the increased provision for loan losses, our allowance for loan losses to loans ratio was 4.0% at September 30, 2009, as compared to 2.8% at June 30, 2009 and 1.5% at September 30, 2008.  The allowance as a percentage of nonperforming loans has remained stable at 69.6% at September 30, 2009, as compared to 69.7% and 68.4% at June 30, 2009 and September 30, 2008, respectively.

Our credit challenges remain primarily within our Florida and Indiana markets.  In Illinois, the ratio of non-performing loans to total loans was 1.9% ($42.8 million/$2.27 billion), whereas the ratio was 20.6% ($113.3 million/$549.7 million) in Florida and 8.9% ($16.3 million/$182.6 million) in Indiana.  Although non-performing loans increased to $172.5 million, loans 30-89 days past due, $34.0 million, are at the lowest levels since the first quarter of 2008, down from $45.8 million at June 30, 2009 and $46.5 million at September 30, 2008.

We believe our outsized provisioning for loan losses is behind us; however, we still face challenges managing our existing nonperforming loan portfolio.  Although we will continue to provision for loan losses, we expect our rate of provisions for loan losses in future quarters to be significantly lower than in the last two quarters.  Our expectation is the rate of loans being placed on nonaccrual will begin to decline in the fourth quarter.  Our challenge will shift toward managing our existing nonperforming loans out of the bank.  As noted in prior releases, nonperforming loans weigh heavily on the performance of the Company.  In addition to not producing interest income, nonperforming loans are costly to manage due to the allocated capital, legal and maintenance costs associated with such loans.

We expect that a timely reduction of nonperforming loans will likely involve a significant amount of loan sales.  The timeline for working through nonperforming loans is generally measured in years.  While we expect any loan sale will be at a discount to the face value of the loan, we must weigh this discount against the costs of carrying the loan through resolution.

Our core operating results (pre-tax, pre-provision operating profit) remained strong, as demonstrated by the following:

•                  Net interest income increased to $28.5 million in the third quarter of 2009 as compared to $28.4 million in the second quarter of 2009 and $27.6 million in the first quarter of 2009, our second straight quarterly increase.  The increase in net interest income occurred despite reversing over $0.8 million in interest income due to placing loans on nonaccrual status.  The increase was primarily attributable to lower funding costs as income from earning assets declined by $3.0 million, whereas interest expense from interest-bearing liabilities declined by $3.1 million.

•                  Non-interest income declined $1.1 million compared to the second quarter of 2009 and was up $0.6 million from the third quarter of 2008.  The decline from the second quarter of 2009 was primarily due to a second quarter 2009 $1.0 million gain on an investment in a private equity fund.

•                  Non-interest expense, excluding goodwill impairment, decreased to $29.6 million in the third quarter of 2009 as compared to $30.2 million in the second quarter of 2009.  The $29.6 million was an increase of $2.2 million as compared to  $27.4 million in the third quarter of 2008.  The increase over the third quarter of 2008 was primarily attributable to increased costs of other real estate and increased FDIC insurance.

In September 2009, we completed a capital raise of $82.8 million by selling 20.7 million shares of our common stock at $4 per share in a public offering.  Additionally, we expect to close on a private placement of $39.3 million of mandatorily convertible preferred stock by the end of October 2009.  The preferred stock will convert to common stock at $4 per share upon approval of our common stockholders, which will be voted upon at a special shareholders meeting to be held on December 2, 2009.  Upon the closing of the private placement of our mandatorily convertible preferred stock, we will request the US Treasury to reduce the number of shares of our common stock underlying the warrant issued in conjunction with the TARP program by one-half.  Materials related to the special shareholders are being mailed October 29, 2009.

The successful capital raise reflected the strength of Busey and the loyalty of its shareholders.  We raised significant capital because of the strong core operating results, rich heritage and solid reputation of Busey.  We experienced the strength and support of our ownership base through significant participation by our existing shareholders, our Board of Directors and management. The completion of the capital raise was a significant step in strengthening our balance sheet. As noted in prior earnings releases, we are committed to the priorities of Balance Sheet Strength, Profitability and Growth—in that order.

In August 2009, we merged our Florida based bank, Busey Bank, N.A., into Busey Bank, an Illinois state chartered bank.  The merger is a win-win for Busey, and more importantly, for our customers.  We merged the two banks to provide a more consistent infrastructure that not only benefits Busey operations, but makes it easier for our customers to conduct their business.  The merger of the two banks provides operational efficiencies and streamlined procedures across the Busey organization.   From a customer perspective, it allows added benefits and convenience — such as consistent processes and access to ALL Busey banking locations and ATMs.

On October 30, 2009, we will pay a cash dividend of $0.04 per common share to shareholders of record on October 27, 2009.  We analyzed this dividend payment decision very carefully to ensure it was consistent with our capital plan, our earnings and the Busey Promise to shareholder value.  Although we recorded net losses for the past two quarters, the portion of the net loss related to goodwill impairment did not affect cash flow, liquidity or taxes.  We believe our core operating results and current capital position supported the dividend payment. In the previous two quarters, we paid an $0.08 per common share dividend.  In light of the new common shares outstanding and our earnings performance, we reduced the dividend by half to keep the cash flow component related to the dividend in line with the previous two quarters.  We will continue to review the dividend payment in subsequent quarters.

We thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support of Busey.

As always, your input and questions are welcome.

Corporate Profile

First Busey Corporation is a $4.0 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-four banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and eight banking centers serving southwest Florida. Busey Bank had total assets of $3.9 billion as of September 30, 2009.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of September 30, 2009, Busey Wealth Management had approximately $3.3 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 32 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,700 agent locations in 40 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:

Barbara J. Harrington, CFO

217-365-4516

SELECTED  FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
EARNINGS & PER SHARE DATA
Net income/(loss)(1)	$(283,675)	$(20,472)	$8,817	$(298,641)	$23,412
Revenue(2)	44,852	45,872	47,311	134,332	137,766
Fully-diluted earnings (loss) per share	(7.92)	(0.57)	0.25	(8.34)	0.65
Cash dividends paid per share	0.08	0.08	0.20	0.36	0.60

Net income (loss) by operating segment(3)
Busey Bank	$(280,677)	$(20,135)	$6,671	$(294,942)	$21,619
Busey Wealth Management	629	717	766	1,908	2,083
FirsTech	728	847	705	2,397	2,037

AVERAGE BALANCES
Assets	$4,208,503	$4,419,839	$4,301,126	$4,338,453	$4,243,769
Earning assets	3,805,332	3,971,923	3,804,205	3,911,780	3,743,959
Deposits	3,325,943	3,436,870	3,312,634	3,415,501	3,247,767
Interest-bearing liabilities	3,247,202	3,372,323	3,375,151	3,356,895	3,306,097
Stockholders’ equity - common	377,935	446,600	513,385	414,903	517,594

PERFORMANCE RATIOS
Return on average assets(4)	(26.74)%	(1.86)%	0.81%	(9.20)%	0.74%
Return on average common equity(4)	(297.79)%	(18.39)%	6.81%	(96.24)%	6.04%
Net interest margin(4)	3.03%	2.92%	3.34%	2.94%	3.43%
Efficiency ratio(5)	62.69%	62.70%	54.79%	60.53%	56.77%
Non-interest revenue as a % of total revenues(2)	36.54%	38.09%	33.54%	37.13%	31.60%

ASSET QUALITY
Gross loans	$3,004,072	$3,162,007	$3,229,394
Allowance for loan losses	120,021	88,549	48,674
Net charge-offs	108,528	47,449	7,905	176,150	16,336
Allowance for loan losses to loans	4.00%	2.80%	1.51%
Allowance as a percentage of non-performing loans	69.58%	69.65%	68.37%
Non-performing loans
Non-accrual loans	157,978	122,595	59,347
Loans 90+ days past due	14,526	4,540	11,847
Geographically
Downstate Illinois/ Indiana	59,158	36,714	16,041
Florida	113,346	90,421	55,153
Loans 30 -89 days past due	34,008	45,689	46,488
Other non-performing assets	16,638	14,787	4,846

(1)          Available to common stockholders, net of preferred dividend and TARP warrant accretion

(2)          Net of interest expense, excludes security gains.

(3)          Busey Bank, N.A. was merged into Busey Bank in August 2009.  All Busey Bank, N.A. information has been combined with Busey Bank restrospectively.

(4)          Quarterly ratios annualized and calculated on net income (loss) available to common stockholders.

(5)          Net of security gains and intangible charges.

Special Note Concerning Forward-Looking Statements

This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2009	2009	2008	2008
Assets
Cash and due from banks	$183,243	$90,797	$190,113	$93,443
Investment securities	601,129	648,891	654,130	619,984
Net loans	2,884,051	3,073,458	3,158,910	3,180,720
Premises and equipment	79,663	80,082	81,732	81,979
Goodwill and other intangibles	45,420	254,675	256,868	277,980
Other assets	180,400	128,611	118,340	85,113
Total assets	$3,973,906	$4,276,514	$4,460,093	$4,339,219

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$427,267	$458,647	$378,007	$359,028
Interest-bearing deposits	2,855,386	2,885,426	3,128,686	2,939,343
Total deposits	$3,282,653	$3,344,073	$3,506,693	$3,298,371

Federal funds purchased & securities sold under agreements to repurchase	158,875	154,099	182,980	227,386
Short-term borrowings	—	30,000	83,000	72,000
Long-term debt	120,493	125,493	134,493	134,910
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	33,826	38,893	43,110	37,692
Total liabilities	$3,650,847	$3,747,558	$4,005,276	$3,825,359
Total stockholders’ equity	$323,059	$528,956	$454,817	$513,860
Total liabilities & stockholders’ equity	$3,973,906	$4,276,514	$4,460,093	$4,339,219

Per Share Data
Book value per common share	$3.95	$11.98	$12.70	$14.36
Tangible book value per common share	$3.14	$4.87	$5.53	$6.59
Ending number of common shares outstanding	56,516	35,816	35,815	35,788

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Interest and fees on loans	$39,198	$48,771	$122,945	$149,033
Interest on investment securities	5,425	6,058	17,613	18,938
Other interest income	—	65	—	173
Total interest income	$44,623	$54,894	$140,558	$168,144

Interest on deposits	13,732	19,680	48,047	61,701
Interest on short-term borrowings	510	1,433	2,036	4,948
Interest on long-term debt	1,220	1,494	3,800	4,615
Junior subordinated debt owed to unconsolidated trusts	697	846	2,216	2,651
Total interest expense	$16,159	$23,453	$56,099	$73,915

Net interest income	$28,464	$31,441	$84,459	$94,229
Provision for loan losses	140,000	8,000	197,500	22,450
Net interest income (loss) after provision for loan losses	$(111,536)	$23,441	$(113,041)	$71,779

Fees for customer services	4,413	4,405	12,702	12,250
Trust fees	3,067	3,342	9,620	10,113
Remittance processing	3,251	3,114	9,886	9,089
Commissions and brokers’ fees	431	792	1,378	2,180
Gain on sales of loans	3,809	1,082	9,942	3,448
Net security gains	65	7	140	509
Other	1,417	3,135	6,345	6,457
Total non-interest income	$16,453	$15,877	$50,013	$44,046

Salaries and wages	10,955	11,534	32,376	34,897
Employee benefits	2,615	2,708	8,186	8,430
Net occupancy expense	2,414	2,326	7,385	7,115
Furniture and equipment expense	1,817	1,989	5,576	6,256
Data processing expense	1,989	1,570	5,651	4,886
Amortization expense	1,091	1,129	3,271	3,388
Goodwill impairment expense	208,164	—	208,164	—
Other operating expenses	8,713	6,123	23,128	17,652
Total non-interest expense	$237,758	$27,379	$293,737	$82,624

Income (loss) before income taxes	$(332,841)	$11,939	$(356,765)	$33,201
Income taxes	(50,522)	3,122	(61,210)	9,789
Net income (loss)	$(282,319)	$8,817	$(295,555)	$23,412
Preferred stock dividends and TARP warrant accretion	$1,356	$—	$3,086	$—
Income (loss) available for common stockholders	$(283,675)	$8,817	$(298,641)	$23,412

Per Share Data
Basic earnings (loss) per common share	$(7.92)	$0.25	$(8.34)	$0.65
Fully-diluted earnings (loss) per common share	$(7.92)	$0.25	$(8.34)	$0.65
Diluted average common shares outstanding	35,816	35,856	35,816	35,972